Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 29, 2016

Blue Cube Spinco Inc.

$720,000,000 Aggregate Principal Amount of 9.75% Senior Notes due 2023

$500,000,000 Aggregate Principal Amount of 10.00% Senior Notes due 2025

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Blue Cube Spinco Inc., a Delaware corporation (the “Company”), and Olin Corporation, a Virginia corporation (the “Guarantor”), in connection with the filing by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange (i) up to $720,000,000 aggregate principal amount of 9.75% Senior Notes due 2023 (the “Exchange 2023 Notes”), for a like aggregate principal amount of outstanding 9.75% Senior Notes due 2023, which have certain transfer restrictions (the “Original 2023 Notes”) and (ii) up to $500,000,000 aggregate principal amount of 10.00% Senior Notes due 2025 (the “Exchange 2025 Notes” and, together with the Exchange 2023 Notes, the “Exchange Notes”), for a like aggregate principal amount of outstanding 10.00% Senior Notes due 2025, which have certain transfer restrictions (the “Original 2025 Notes” and, together with the Original 2023 Notes, the “Original Notes”). The Exchange 2023 Notes are to be issued pursuant to an indenture dated as of October 5, 2015 (the “2023 Base Indenture” and, as supplemented by the 2023 Supplemental Indenture referred to below, the “2023 Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the supplemental indenture relating to the 2023 Notes dated as of October 5, 2015 (the “2023 Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Exchange 2025 Notes are to be issued pursuant to an indenture dated as of October 5, 2015 (the “2025 Base Indenture” and, as supplemented by the 2025 Supplemental Indenture referred to below, the “2025 Indenture” and, the 2023 Indenture and the 2025 Indenture, together, the “Indentures” and each, an “Indenture”), between the Company and the Trustee, as supplemented by the supplemental indenture relating to the 2025 Notes dated as of October 5, 2015 (the “2025 Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Exchange Notes are to be guaranteed (the “Guarantees”) by the Guarantor on the terms and subject to the conditions set forth in the applicable Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation of the Company; (b) the By-laws of the Company; (c) the unanimous written consents adopted by the board of directors of the Company on March 26, 2015 and on July 29, 2016; and (d) the Indentures (including the Guarantees) and the forms of Exchange Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indentures (including the Guarantees therein) have been duly authorized, executed and delivered by the Guarantor and the Trustee and that the forms of Exchange Notes will conform to those included in the applicable Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Exchange Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Indentures (including the Guarantees therein) have been duly authorized, executed and delivered by the Company and, assuming that the Indentures (including the Guarantees therein) have been duly authorized, executed and delivered by the Guarantor and the Trustee, when the Exchange Notes are executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the applicable Original Notes, the Guarantees will constitute the legal, valid and binding obligation of the Guarantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption

“Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Blue Cube Spinco Inc.

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105-3443

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